Exhibit 10.27

LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is dated as of September 26, 2024, by and between the shareholder set forth on the signature page to this Agreement (the “Holder”) and Foxx Development Holdings Inc. (f.k.a. Acri Capital Merger Sub I Inc.), a Delaware corporation and wholly-owned subsidiary of the Parent (the “Purchaser”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Business Combination Agreement (as defined below).

BACKGROUND

A. The Purchaser has entered into a certain Business Combination Agreement, dated as of February 18, 2024 (the “Business Combination Agreement”), with Acri Capital Acquisition Corporation, a Delaware corporation (the “Parent”), Foxx Development Inc., a Texas corporation (the “Company”), and Acri Capital Merger Sub II, Inc., a Delaware corporation and wholly-owned subsidiary of the Purchaser (“Merger Sub”); and

B. the Business Combination Agreement provides for, among other things, (i) Merger Sub merging with and into the Company, with the Merger Sub surviving as the surviving company in such merger, and (ii) the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) being cancelled in exchange for the right to receive Closing Payment Stock and the Earnout Shares if issuable, in each case, in accordance with the terms and subject to the conditions set forth in the Business Combination Agreement; and

C. the Holder is the record and/or beneficial owner of Company Common Stock and is therefore entitled to receive the corresponding number of Closing Payment Stock and Earnout Shares (if any) pursuant to the Business Combination Agreement; and

D. as a condition of, and as a material inducement for the Purchaser to enter into and consummate the transactions contemplated by, the Business Combination Agreement, the Holder has agreed to execute and deliver this Agreement on or before the Closing Date.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Lock-Up.

a. During the Lock-up Period (as defined below), the Holder irrevocably agrees that he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below) (including any securities convertible into, or exchangeable for, or representing the rights to receive, Lock-up Shares), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to any security of the Purchaser.

b. In furtherance of the foregoing, the Purchaser will (i) place an irrevocable stop order on all Purchaser Common Stock which are Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify the Purchaser’s transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct the Purchaser’s transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

c. For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

d. For purposes of this Agreement, the “Lock-up Period” means the earlier of (A) six months after the consummation of the Business Combination, (B) the date on which the Purchaser completes a liquidation, merger, stock exchange or other similar transaction after the Business Combination that results in all of Purchaser’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, or (C) the date on which the last reported sale price of the Purchaser’s Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the completion of Business Combination.

The restrictions set forth herein shall not apply to: (1) in the case of a corporation, limited liability company, partnership, trust or other entity, transfers or distributions to the Holder’s current general or limited partners, managers or members, stockholders, beneficiaries, other equity holders or to direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended); (2) transfers by bona fide gift to a charity or to members of the Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse (or spousal equivalent), the siblings of such person and his or her spouse (or spousal equivalent), and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses (or equivalent) and siblings) or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family for estate planning purposes; (3) by virtue of the laws of descent and distribution upon death of the Holder; (4) pursuant to a qualified domestic relations order, provided that in each case (i) such transferee, distributee or devisee shall agree to be bound in writing by the terms of this Agreement prior to such transfer or disposition; (ii) such transfer or disposition shall not involve a disposition for value; (iii) any required public report or filing (including filings under the Exchange Act) shall disclose the nature of such transfer or disposition and that the Lock-up Shares remain subject to the lock-up restrictions herein; and (iv) there shall be no voluntary public disclosure or other announcement of such transfer or disposition; (5) transactions relating to the Purchaser Common Stock or other securities convertible into or exercisable or exchangeable for Purchaser Common Stock acquired in open market transactions after the Closing; (6) the exercise of any options or warrants to purchase Purchaser Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); or (7) Transfers to Purchaser to satisfy tax withholding obligations pursuant to Purchaser’s equity incentive plans or arrangements; (8) the entry, by Holder, at any time after the Closing, of any trading plan providing for the sale of Purchaser Common Stock by Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, provided, however, that such plan does not provide for, or permit, the sale of any Purchaser Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period.

e. In addition to any legends required by applicable law, each certificate representing the Lock-up Shares now owned or that may hereafter be acquired by the Holders shall bear a legend substantially in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS PURSUANT TO THE LOCK-UP AGREEMENTS BETWEEN ACRI CAPITAL MERGER SUB I INC. AND THE OTHER PARTIES THERETO AND MAY ONLY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED WHILE THE TRANSFER RESTRICTIONS CEASE TO BE IN EFFECT PURSUANT TO THE TERMS SET FORTH IN THE LOCK-UP AGREEMENT.

2. Representations and Warranties

Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The Holder has independently evaluated the merits of its decision to enter into and deliver this Agreement, and such Holder confirms that it has not relied on the advice of the Purchaser, the Purchaser’s legal counsel, or any other person.

3. Beneficial Ownership

The Holder hereby represents and warrants that as of the date hereof, it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of capital stock of the Purchaser, or any economic interest in or derivative of such stock, other than 2,156,250 shares of common stock of the Purchaser (the “Lock-up Shares”) and certain warrants to purchase common stock of the Purchaser.

4. No Additional Fees/Payment.

Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

5. Notices.

Any notices required or permitted to be sent hereunder shall be delivered personally or by courier service to the following addresses, or such other address as any party hereto designates by written notice to the other party. Provided, however, a transmission per telefax or email shall be sufficient and shall be deemed to be properly served when the telefax or email is received if the signed original notice is received by the recipient within three (3) calendar days thereafter.

(a) If to the Purchaser:

Foxx Development Holdings Inc.

15375 Barranca Parkway C106

Irvine, California

Gregory Foley

greg.foley@foxxusa.com

With a copy (which shall not constitute notice) to:

Robinson & Cole LLP

666 Third Avenue, 20th Floor

New York, NY 10017

Attn: Arila E. Zhou, Esq.

Email: azhou@rc.com

(b) If to the Holder, to the address set forth on the Holder’s signature page hereto, or to such other address as any party may have furnished to the others in writing in accordance herewith.

6. Enumeration and Headings

The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

7. Counterparts

8. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

9. Termination of Business Combination Agreement. Notwithstanding anything to the contrary contained herein, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect upon the earlier of (i) the termination of the Business Combination Agreement pursuant to its terms and (ii) the date on which none of Purchaser, the Purchaser or any Holder of Lock-up Shares has any rights or obligations hereunder.

10. Successors and Assigns

This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by the Purchaser and its successors and assigns.

11. Severability

If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

12. Amendment

This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

13. Further Assurances

Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

14. No Strict Construction

The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

15. Dispute Resolution

Section 12.14 of the Business Combination Agreement regarding jurisdiction and waiver of jury trial is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

16. Governing Law

The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of Delaware.

17. Controlling Agreement

To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provision in the Business Combination Agreement, the terms of this Agreement shall control.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Foxx DevelopMent Holdings Inc.

By:	/s/ Gregory Foley
Name:	Gregory Foley
Title:	Chief Executive Officer

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Acri Capital Sponsor LLC

By:	/s/ “Joy” Yi Hua
Name:	“Joy” Yi Hua
Title:	Director

Notice Address

13284 Pond Springs Rd, Ste 405
Austin, Texas 78729

Email:

acri.capital@gmail.com

[Signature Page to Lock-Up Agreement]